Clarification: Seitel Announces Record Date for Determining Stockholders

To Receive Common Stock and Stockholder Warrants

Under its Confirmed Chapter 11 Plan of Reorganization

FOR IMMEDIATE RELEASE	Contact Information

Leonard M. Goldstein, General Counsel

Robert D. Monson, Chief Financial Officer

Telephone: (713) 881-8900

HOUSTON, TX, JUNE 25, 2004 – Seitel, Inc. (OTCBB: “SEIEQ”), today announced that Friday, June 25, 2004 has been set as the record date for determining holders of record of Seitel’s common stock who are entitled to receive stockholder warrants, each representing the right to purchase 4.926 shares of reorganized common stock, at an exercise price of 60 cents per share, in accordance with Seitel’s Third Amended Joint Plan of Reorganization confirmed by order of the Bankruptcy Court on March 18, 2004 (the “Plan”). Notice of the record date has been given to the National Association of Securities Dealers, Inc., which has indicated that Seitel’s common stock commenced trading on an “X-warrant” basis on June 23, 2004. On and after the effective date of the Plan, shares of reorganized common stock will be issued upon surrender of and in exchange for certificates representing Seitel’s “old” common stock.

ABOUT SEITEL

Seitel is a leading provider of seismic data and related geophysical services to the oil and gas industry in North America. Seitel’s products and services are used by oil and gas companies to assist in the exploration for and development and management of oil and gas reserves. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it offers for license to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is one of the largest available for licensing in the United States and Canada. Seitel’s seismic data library includes both onshore and offshore three-dimensional (3D) and two-dimensional (2D) data and offshore multi-component data. Seitel has ownership in approximately 32,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated primarily in the major North American oil and gas producing regions. Seitel markets its seismic data to over 1,300 customers in the oil and gas industry, and it has license arrangements with in excess of 1,000 customers.

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause Seitel’s actual results to differ materially from expected results. While Seitel believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond Seitel’s control. Among the other important factors which could cause actual results to differ materially from those in the forward-looking statements are the failure of the Plan to otherwise become effective, as well as other factors detailed in the Disclosure Statement related to the Plan or in Seitel’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from Seitel without charge.

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